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                         October 13, 2022

       Jeffrey S. Sloan
       Chief Executive Officer and Director
       Global Payments Inc.
       3550 Lenox Road
       Atlanta, GA 30326

                                                        Re: Global Payments
Inc.
                                                            Definitive Proxy
Statement on Schedule 14A
                                                            Filed March 17,
2022
                                                            File No. 001-16111

       Dear Jeffrey S. Sloan:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                         Sincerely,


                         Division of Corporation Finance

                         Disclosure Review Program